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				INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
  CrossLand Mortgage Corp.


We have audited, in accordance with generally accepted auditing standards, the balance sheet of CrossLand Mortgage Corp. (the Company) (a wholly-owned subsidiary of CrossLand Mortgage Acquisition Corporation) as of December 31, 1994, and the related statements of operations, stockholder's equity, and cash flows for the period April 29, 1994 (date of acquisition) to December 31, 1994, and have issued our report thereon dated March 13, 1995.

In connection with our audit, which included tests relating to mortgage loans serviced for others in accordance with the requirements of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS, no errors or exceptions relating to mortgage loans serviced for others came to our attention that paragraph
4 of that Program requires us to report.

This report is intended solely for the information and use of the board of directors and management of CrossLand Mortgage Corp. and others for whom the Company services mortgage loans and should not be used for any other purpose.

/s/ Deloitte & Touche LLP


March 13, 1995


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